UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2024 (October 29, 2024)

Silexion Therapeutics Corp
(Exact name of registrant as specified in its charter)

Cayman Islands	001-42253	N/A
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

12 Abba Hillel Road Ramat-Gan, Israel	5250606
(Address of principal executive offices)	(Zip Code)

+972-8-6286005
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	SLXN	The Nasdaq Stock Market LLC
Warrants exercisable for Ordinary Shares at an exercise price of $11.50 per share	SLXNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 29, 2024, Silexion Therapeutics Corp (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the 30 consecutive business days preceding the letter, the closing bid price of the Company’s ordinary shares, par value $0.0001 per share (“ordinary shares”), was below the minimum $1.00 per share required for continued listing on The Nasdaq Stock Market LLC under Nasdaq Listing Rule 5450(a)(1) (“Rule 5450(a)(1)”). The Nasdaq deficiency letter has no immediate effect on the listing of the ordinary shares, which will continue to trade on the Nasdaq Global Market under the symbol “SLXN” at this time. Additionally, the Staff’s letter has no impact on the Company’s listed warrants to purchase ordinary shares, which will continue to trade as usual on the Nasdaq Global Market under the symbol “SLXNW”.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been given 180 calendar days, or until April 28, 2025, to regain compliance with Rule 5450(a)(1). If at any time before April 28, 2025, the bid price of the ordinary shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will provide written confirmation that the Company has achieved compliance.

If the Company does not regain compliance with Rule 5450(a)(1) by April 28, 2025, the Company may be afforded a second 180 calendar day period to regain compliance. To qualify, the Company would be required to submit an application to transfer to the Nasdaq Capital Market and would need to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, except for the minimum bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period, including by way of a reverse share split. If the Staff concludes that the Company will not be able to cure the deficiency, or if the Company does not regain compliance with the minimum bid price requirement within such additional 180 calendar day compliance period, the Staff will provide written notification to the Company that the Company’s securities will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearings Panel (the “Panel”). However, there can be no assurance that if the Company receives a delisting notice and appeals the delisting determination by the Staff to the Panel, such appeal would be successful.

The Company intends to actively monitor the closing bid price of its ordinary shares and will consider available options to resolve the deficiency and regain compliance with Rule 5450(a)(1). In particular, as previously filed publicly, the Company has notified its shareholders of an upcoming extraordinary general meeting, which is scheduled to take place on November 12, 2024 (the “meeting”), at which a proposed reverse share split at a ratio of between 1-for-10 and 1-for-20 will be presented for approval of the Company’s shareholders. The exact ratio of the proposed reverse share split will be fixed by the Company’s board of directors in advance of the meeting and presented to shareholders for approval at the meeting. There can be no assurance that the proposed reverse share split will be approved at the meeting, or, even if it is approved, that such reverse share split will enable the Company to regain compliance with the minimum bid price requirement. Furthermore, there can be no assurance that the Staff will grant the Company a further extension of time to regain compliance, if necessary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILEXION THERAPEUTICS CORP

Date: November 1, 2024	/s/ Ilan Hadar
	Name:	Ilan Hadar
	Title:	Chief Executive Officer